EXHIBIT 10.29

MEDSTRONG INTERNATIONAL CORPORATION

January 8, 2007

Gary J. Schultheis
6030 Le Lac Road
Boca Raton, FL 33496

Dear Gary:

We are very pleased that you will be working day-to-day at Medstrong International Corporation (the “Company”) while also fulfilling your responsibilities as Chairman of the Board of Directors of the Company.

We expect that you will begin working in this new daily capacity no later than January 8, 2007. Your base salary will be $149,000 on an annual basis. You have agreed to defer receipt of your salary, and the Company agrees to accrue such salary, until such time that as determined by the Board: (a) the Company receives financing from any source and (b) the other senior executives of the Company (who are also deferring their salaries) are paid their accrued compensation. At such time(s) that the foregoing conditions are met, you will be repaid your accrued compensation to the same extent that such accrued compensation is repaid to the Company’s other senior executives; once the accrued compensation has been fully paid, you will then receive your pro-rata salary on a bi-weekly basis. The Company’s benefits plans, insurance, retirement and vacation benefits, are in the process of being developed and you will qualify as will all other employees at a similar compensation level of the Company with respect to any such benefits granted.

If decided by the Company’s Board of Directors (or committee of the Board of Directors having responsibility for option grants) that any senior executive of the Company receives stock options of the Company according to a stock option plan, then you will be eligible to participate in such plan, subject to and in accordance with applicable law and regulation. Your participation level, vesting schedule, exercise price and all other conditions for the grant of any stock options will be commensurate with your position in the company relative to other participating senior executives as determined in the sole and absolute discretion of the Board of Directors.

As a condition of your employment, you will be required to execute the Company’s Employee Inventions and Proprietary Rights Assignment, Non-Competition and Non-Disclosure Agreement.

Provided the terms of this letter are acceptable to you, please sign and return the enclosed copy.

Sincerely yours,
/s/ Stephen Bartkiw
Stephen J. Bartkiw President and CEO

Agreed:
/s/ Gary Schultheis Gary J. Schultheis	Date: February 5, 2007